Exhibit 10.12

EXECUTION COPY

PULITZER INC.

GUARANTY AGREEMENT

Dated as of January 30, 2012

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TABLE OF CONTENTS

(continued)

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SCHEDULE 3.3	–	LITIGATION

SCHEDULE 3.4	–	OUTSTANDING DEBT

SCHEDULE 3.7	–	AGREEMENTS RESTRICTING INCURRENCE OF DEBT

SCHEDULE 3.8	–	ERISA

SCHEDULE 3.13	–	SUBSIDIARIES OF THE GUARANTOR AND OWNERSHIP OF SUBSIDIARY STOCK

SCHEDULE 5.4	–	EXISTING INVESTMENTS

EXHIBIT A	–	FORM OF COMPLIANCE CERTIFICATE

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GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of January 30, 2012 by PULITZER INC., a Delaware corporation (the “Guarantor”), in favor of the holders from time to time of the Notes issued under the below-described Note Agreement.

Recitals

A. St. Louis Post-Dispatch LLC, a Delaware limited liability company (the “Company”), entered into that certain Note Agreement dated as of May 1, 2000, as amended by (i) that certain Amendment No. 1 to Note Agreement, dated as of November 23, 2004, (ii) that certain Amendment No. 2 to Note Agreement, dated as of February 1, 2006, (iii) that certain Amendment No. 3 to Note Agreement, dated as of November 19, 2008, (iv) that certain Amendment No. 4 and First Amendment to Limited Waiver to Note Agreement and Guaranty Agreement, dated as of January 16, 2009, (v) that certain Limited Waiver and Amendment No. 5 to Note Agreement, dated as of February 18, 2009, (vi) that certain Amendment No. 6 to Note Agreement, dated as of April 6, 2011, and (vii) that certain Amendment No. 7 to Note Agreement, dated as of November 7, 2011 (as so amended and in effect immediately prior to the Petition Date (as defined below), the “Prepetition Note Agreement”), with the several Purchasers listed in the Purchaser Schedule attached thereto, pursuant to which, among other things, the Company issued and sold $306,000,000 in original principal amount of its Adjustable Rate Senior Notes due April 28, 2009 (as in effect immediately prior to the Petition Date (as defined below), the “Prepetition Notes”).

B. In connection with the Prepetition Note Agreement, the Guarantor executed and delivered to the holders of Prepetition Notes a Guaranty Agreement, dated as of May 1, 2000, as amended by (i) that certain Amendment No. 1 to Guaranty Agreement, dated as of August 7, 2000, (ii) that certain Amendment No. 2 to Guaranty Agreement, dated as of November 23, 2004, (iii) that certain Amendment No. 3 to Guaranty Agreement, dated as of June 3, 2005, (iv) that certain Amendment No. 4 to Guaranty Agreement, dated as of February 1, 2006, and (v) that certain Limited Waiver and Amendment No. 5 to Guaranty Agreement, dated as of February 18, 2009 (as so amended and in effect immediately prior to the Petition Date (as defined below), the “Prepetition Guaranty Agreement”), pursuant to which the Guarantor, among other things, agreed to guaranty the payment and performance by the Company of all of its obligations and liabilities under and in respect of the Prepetition Note Agreement and the Prepetition Notes.

C. On December 12, 2011 (the “Petition Date”), Lee and certain of its Subsidiaries including the Company and the Guarantor (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and continued in the possession of their property and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code (the “Bankruptcy Proceeding”).

D. On January 23, 2012, the Bankruptcy Court entered an order confirming the Second Amended Joint Prepackaged Plan of Reorganization for the Debtors, dated January 19,

2012 (as in effect on the date of confirmation thereof pursuant to the Confirmation Order of the Bankruptcy Court and as it thereafter may be amended in accordance with Pulitzer Support Agreement, the “Plan of Reorganization”).

E. In connection with the implementation of the Plan of Reorganization, the Purchasers have agreed to become, or shall be deemed to become, parties to a new Note Agreement, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”), pursuant to which, among other things, the Company will issue new adjustable rate senior guaranteed promissory notes of the Company in the aggregate principal amount (after giving effect to the Lee Prepayment) of $126,355,000, each substantially in the form of Exhibit A to the Note Agreement (together with any notes issued in substitution or exchange therefor, each as amended, restated or otherwise modified from time to time, each, individually, a “Note” and, collectively, the “Notes”).

F. To induce each Purchaser to enter into the Note Agreement and acquire the Notes, the Guarantor is required, pursuant to the Note Agreement, to (i) execute a guaranty agreement in substantially the form hereof, and (ii) guaranty all obligations of the Company under and in respect of the Notes, the Note Agreement and the other Transaction Documents pursuant to the terms and provisions hereof.

G. The Board of Directors of the Guarantor has determined that the Guarantor’s execution, delivery and performance of this Guaranty may reasonably be expected to benefit the Guarantor, directly or indirectly, and to be in the best interests of the Guarantor.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby covenants and agrees with, and represents and warrants to each holder of Notes, as follows:

1.	DEFINED TERMS; ACCOUNTING MATTERS

1.1. Defined Terms. All capitalized terms used herein, unless specifically otherwise defined, shall have the meanings ascribed to them in the Note Agreement. In addition, the following terms shall have the meanings specified with respect thereto below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person. A reference to an Affiliate shall mean an Affiliate of the Guarantor unless the context otherwise requires. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Money Laundering” shall have the meaning specified in clause (iii) of Section 3.12 of this Guaranty.

“Asset Sale” shall mean any sale, transfer or other disposition of any assets of the Guarantor or any of its Subsidiaries other than (i) the sale of inventory sold in the ordinary course of business, (ii) grants of licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Guarantor or its Subsidiaries and so long as any such grant does not prevent foreclosure on the affected asset if it is subject to any of the Liens created by the Collateral Documents and may be revoked upon such foreclosure, (iii) any such transaction between the Guarantor and any one of its Subsidiaries or between Subsidiaries of the Guarantor, (iv) any transaction permitted by paragraph 7C(6) of the Note Agreement to the extent such transaction involves only the Guarantor and its Subsidiaries, (v) the sale or other disposition of cash and Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value, and (vi) the Contribution.

“Asset Sale Proceeds” shall mean, with respect to any Asset Sale, the amount of cash proceeds received (directly or indirectly, including, subject to the proviso hereto, insurance and condemnation proceeds) by or on behalf of the Guarantor or any Subsidiary in connection therewith (including, without limitation, cash payments in respect of non-cash consideration to the extent permitted by paragraph 7C(3)(iv) of the Note Agreement and Section 5.5, as and when such cash payments are received), after deducting therefrom only (i) the amount of any Debt secured by any Lien permitted by paragraph 7C(1) of the Note Agreement (other than (A) the Notes and (B) Debt assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Asset Sale and (ii) all direct costs and reasonable fees, commissions, expenses and taxes related thereto to the extent paid or payable to a Person that is not an Affiliate or a Subsidiary, provided that Asset Sale Proceeds shall not include, so long as no Event of Default has occurred and is continuing, (1) the proceeds of the any Asset Sale effected pursuant to paragraph 7C(4)(i) of the Note Agreement to the extent such proceeds are applied to replace the assets subject to such Asset Sale with assets of like kind and purposes or (2) insurance and condemnation proceeds from any single occurrence of less than $10,000,000 to the extent such proceeds are applied to repair or replace the assets subject to the casualty or condemnation giving rise to the payment of such proceeds.

“Bankruptcy Court” shall have the meaning specified in Recital C of this Guaranty.

“Bankruptcy Law” shall have the meaning specified in clause (vi) of Section 6.1 of this Guaranty.

“Blocked Person” shall have the meaning specified in clause (i) of Section 3.12 of this Guaranty.

“Bankruptcy Proceeding” shall have the meaning specified in Recital C of this Guaranty.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligation” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Claims” shall have the meaning specified in Section 4.7 of this Guaranty.

“Company” shall have the meaning specified in Recital A of this Guaranty.

“Consolidated Debt” shall mean, with respect to the Guarantor and its Subsidiaries on any date of determination, (i) total Debt of the Guarantor and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus (ii) the aggregate amount of all Debt permitted by Section 5.3(iv) hereof.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus, all amounts deducted or excluded in the computation thereof on account of (without duplication) (a) Consolidated Interest Expense, (b) depreciation and amortization expense, (c) income and profits taxes, (d) Intercompany Charges to Pulitzer permitted under Section 5.8(i) but not paid or settled in cash and properly allocable to such period in accordance with GAAP, (e) commencing with the fiscal quarter ending on or about June 26, 2011, (i) the Allocable Share of the Lee/Pulitzer Restructuring Costs properly allocable to such period in accordance with GAAP, and (ii) all fees and expenses of legal counsel and financial advisors on behalf of the Purchasers paid by the Guarantor and its Subsidiaries during such period in connection with the transactions contemplated by the Transaction Documents, the Plan of Reorganization and the Bankruptcy Proceeding, (f) any curtailment charges relating to the reduction or elimination of benefits under any Plan maintained by the Guarantor or its Subsidiaries, and (g) the fees paid pursuant to paragraph 4Q of the Note Agreement to the extent not capitalized or otherwise deferred and amortized minus, to the extent included in Consolidated Net Income for such period (without duplication), (x) cash interest income for such period and (y) for the avoidance of doubt, any curtailment gains relating to any reduction or elimination of benefits under any Plan.

“Consolidated Interest Expense” shall mean, for any period, for the Guarantor and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, the sum of all amounts which would be deducted in computing Consolidated Net Income on account of interest on Debt (including (whether or not so deducted) (i) imputed interest in respect of Capitalized Lease Obligations, (ii) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Debt of the Guarantor and its Subsidiaries of the type described in clause (x) of the definition of “Debt” in the Note Agreement (to the extent same does not arise from a financing arrangement constituting an operating lease), and (iii) all commissions, discounts and other regularly accruing commitment, letter of credit and other banking fees and charges, but excluding (x) amortization of debt discount and expense and (y) other non-cash interest expense.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding:

(a) any gains arising from (i) the sale or other disposition of any assets (other than current assets) to the extent that the aggregate amount of the gains during such period exceeds the aggregate amount of the losses during such period from the sale, abandonment or other disposition of assets (other than current assets), (ii) any write-up of assets or (iii) the acquisition of outstanding securities of the Guarantor or any of its Subsidiaries;

(b) any losses arising from the sale or other disposition of any assets (other than current assets) to the extent the aggregate amount of losses during such period exceeds the aggregate amount of gains during such period from such sale;

(c) any amount representing any interest in the undistributed earnings of (i) any other Person that is not a Subsidiary of the Guarantor, (ii) TNI Partners and (iii) any other Subsidiary of the Guarantor that is accounted for by the Guarantor by the equity method of accounting;

(d) any earnings, prior to the date of acquisition, of any Person acquired in any manner, and any earnings of any Subsidiary of the Guarantor acquired prior to its becoming a Subsidiary of the Guarantor;

(e) any earnings of a successor to or transferee of the assets of the Guarantor prior to its becoming such successor or transferee;

(f) any deferred credit (or amortization of a deferred credit) arising from the acquisition of any Person;

(g) any extraordinary gains or extraordinary losses not covered by clause (a) or (b) above;

(h) any non-cash charges related to goodwill and asset write-offs and write-downs;

(i) any other non-cash gains or losses; and

(j) amortization of debt discounts and expenses for such period.

“Contribution” shall have the meaning specified in Section 4.14 of this Guaranty.

“Controlled Entity” means any of the Subsidiaries of the Guarantor and any of their or the Guarantor’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Debtors” shall have the meaning specified in Recital C of this Guaranty.

“Default” shall mean any of the events specified in Section 6.1, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Distribution” shall mean, in respect of any corporation, association or other business entity:

(a) dividends or other distributions or payments on capital stock or other equity interest of such corporation, association or other business entity (except distributions in such stock or other equity interest); and

(b) the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.

“ERISA Affiliate” shall mean any Person which is a member of the same controlled group of Persons as the Guarantor within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Guarantor within the meaning of section 414(c) of the Code.

“Event of Default” shall mean any of the events specified in Section 6.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Excluded TNI Assets” shall mean all Equity Interests in TNI Partners, all real and personal property which is leased to or used in the operations or business of TNI Partners, and all proceeds of any of the foregoing.

“Fair Market Value” shall mean, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Guaranteed Obligations” shall have the meaning specified in Section 2.1 of this Guaranty.

“Guarantor” shall have the meaning specified in the introductory paragraph hereof.

“Guaranty” shall have the meaning specified in the introductory paragraph hereof.

“Lee” shall mean Lee Enterprises, Incorporated, a Delaware corporation.

“Lee Company” shall mean any Person (other than the Guarantor or any of its Subsidiaries) a majority of the outstanding equity interests of which are owned directly or indirectly by Lee.

“Lee Payable” shall mean, at any time, the aggregate amount owing to the Guarantor by Lee Publications.

“Lee Procurement” shall mean Lee Procurement Solutions Co., an Iowa corporation.

“Lee Publications” shall mean Lee Publications, Inc., a Delaware corporation.

“LIBOR” means the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in US Dollars for a 90-day period which appears on the Telerate page 3750 (or if such page is not available, the Reuters Screen LIBO page) as of 11:00 a.m. (London, England time) on the date two (2) Business Days before the commencement of the applicable interest period. “Reuters Screen LIBO Page” means the display designated as the “LIBO” page on the Reuters Monitory Money Rates Service (or such other page as may replace the LIBO page on the service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Banker’s Association Interest Settlement Rates for Dollar deposits).

“Note Agreement” shall have the meaning specified in Recital E of this Guaranty.

“Notes” shall have the meaning specified in Recital E of this Guaranty.

“OFAC” shall have the meaning specified in clause (i) of Section 3.12 of this Guaranty.

“OFAC Listed Person” shall have the meaning specified in clause (i) of Section 3.12 of this Guaranty.

“Petition Date” shall have the meaning specified in Recital C of this Guaranty.

“Plan of Reorganization” shall have the meaning specified in Recital D of this Guaranty.

“Prepetition Guaranty Agreement” shall have the meaning specified in Recital B of this Guaranty.

“Prepetition Note Agreement” shall have the meaning specified in Recital A of this Guaranty.

“Prepetition Notes” shall have the meaning specified in Recital A of this Guaranty.

“Priority Debt” shall mean, with respect to the Guarantor and its Subsidiaries on any date of determination, the aggregate amount of all Debt of the Guarantor secured by a Lien plus all secured and unsecured Debt of all Subsidiaries (excluding Debt represented by the Notes and the Subsidiary Guaranty Agreement).

“Purchasers” shall have the meaning specified in the Note Agreement.

“Replacement Covenant Notice Date” shall mean the date (which shall in no event be more than 45 days after the end of any fiscal quarter of the Guarantor) on which the Guarantor shall have delivered written notice to all holders of the Notes (i) certifying that the ratio of (a) Consolidated Debt as of the last day of the most recently ended fiscal quarter of the Guarantor to (b) Consolidated EBITDA for the four consecutive fiscal quarters ended as of such last day is less than or equal to 2.25 to 1.00, and attaching evidence thereof satisfactory to such holders (including computations in reasonable detail), and (ii) electing to replace the covenant set forth in Section 5.1(i) hereof with the covenant set forth in Section 5.1(ii) hereof. Upon delivery of such notice, the covenant set forth in Section 5.1(ii) hereof shall become effective as of the date of the delivery of such notice and, for the avoidance of doubt, shall be deemed to replace irrevocably the covenant set forth in Section 5.1(i) in its entirety and in all respects and the Guarantor shall not be required to comply with the covenant set forth in Section 5.1(i) with respect to any fiscal quarter ending thereafter.

“Restricted Intercompany Charges” shall mean charges by any Lee Company to the Guarantor or any of its Subsidiaries for (i) the provision by any Lee Company of goods and services for the benefit of the Guarantor or any of its Subsidiaries to the extent arising from cost-savings measures adopted in accordance with Section 5.8(i)(e)(2) hereof, including, but not limited to transactions related to the integrated operations of Bloomington, IL and Decatur, IL and regional design centers, (ii) procurement services furnished by Lee Procurement in connection with obtaining newsprint from third parties for the benefit of the Guarantor or any of its Subsidiaries, (iii) the corporate overhead of the Lee Companies (including, without limitation, management, administration, financial services, legal, human resources, building services, editorial support, and Lee Lodge facilities), (iv) fees for (a) Lee corporate sales and marketing, (b) Lee information technology services, (c) digital service/online fees, and (d) audit and consulting fees, (v) compensation of publishers, (vi) fees for Lee regional call centers and regional finance center services and (vii) compensation of outside directors, in the case of the foregoing subclauses (iv) (a) to (d), (v), (vi) and (vii) inclusive, only to the extent actually paid by any Lee Company. The nature, allocation and payment method of the charges referred to in the foregoing clauses (ii) to (v), inclusive, shall be consistent with practices used in the period from the fiscal quarter of the Guarantor ending in March, 2009 through the fiscal quarter of the Guarantor ending in September, 2011; provided, that, for the avoidance of doubt, the charges referred to in the foregoing clause (iii) shall be paid by a reduction in the Lee Payable and not in cash.

“Restricted Payment” shall mean

(a) any Distribution in respect of the Guarantor or any Subsidiary of the Guarantor (other than (i) on account of capital stock or other equity interests of a Subsidiary of the Guarantor owned legally and beneficially by the Guarantor or another Subsidiary of the Guarantor or (ii) a Distribution payable in stock or other equity interests of the Guarantor), including, without limitation, any Distribution resulting in the acquisition by the Guarantor of securities which would constitute treasury stock, and

(b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Guarantor or any Subsidiary of, on account of, or in respect of, the principal of any Subordinated Debt (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Subordinated Debt was originally incurred).

For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the Fair Market Value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

“Subordinated Debt” shall mean any Debt that is in any manner subordinated in right of payment or security in any respect to Debt evidenced by the Notes.

“Subsidiary” shall mean, as to the Guarantor, the Company and any other corporation, limited liability company, association or other business entity organized under the laws of any state of the United States of America, Canada or any province of Canada which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States of America or Canada, and all of the stock of every class of which (except directors’ qualifying shares) or other equity interests in which shall, at the time as of which any determination is being made, be owned by the Guarantor either directly or through Subsidiaries.

“Unrestricted Intercompany Transactions” shall mean transactions between any Lee Company and the Guarantor or any of its Subsidiaries for (i) passing through to the Guarantor or any of its Subsidiaries revenue received by any Lee Company for services rendered by the Guarantor or any of its Subsidiaries for arm’s length transactions with third parties; (ii) payment or reimbursement of costs incurred by Pulitzer and its Subsidiaries for and on behalf of any Lee Company; (iii) passing through to the Guarantor or any of its Subsidiaries of costs incurred by any Lee Company for arm’s length transactions with third parties to the extent the portion of such transactions passing through to the Guarantor or any of its Subsidiaries are for the sole benefit of the Guarantor or any of its Subsidiaries and such costs are specifically identified as such on invoices from third parties, or in the absence of such invoices, are properly allocable to the Guarantor or any of its Subsidiaries on a basis consistent with past practices; (iv) reimbursing any Lee Company for payments made by Lee for payroll or other employee benefit costs incurred directly by (or for the account of) the Guarantor or any of its Subsidiaries, (v) income tax expense or income tax benefits in accordance with the Tax Sharing Agreement, (vi) pension payments from Lee to the Guarantor, and (vii) interest income on the Lee Payable.

1.2. Accounting and Legal Principles, Terms and Determinations. All accounting terms used herein which are not expressly defined in this Guaranty have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Guaranty shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP; provided that, except as otherwise specifically provided herein, all computations and definitions used in determining compliance with financial covenants shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Guarantor for the Guarantor’s fiscal year ended September 25, 2011. For purposes of determining compliance with the financial covenants contained in this Guaranty, any election by the Guarantor to measure any financial liability using fair value (as permitted by Accounting Standard Codification Topic No. 825-10-25 – Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

2.	GUARANTY

2.1. Guaranty. The Guarantor hereby irrevocably, absolutely and unconditionally guarantees unto each holder of Notes (i) the full and prompt payment of the principal of, Yield-Maintenance Amount, if any, interest and all other amounts due with respect to the Notes from time to time outstanding, as and when such amounts shall become due and payable, whether by lapse of time, upon redemption, prepayment or purchase, by extension or by acceleration or declaration or otherwise (including (to the extent legally enforceable) interest due on overdue payments of principal, Yield-Maintenance Amount, if any, or interest at the rate set forth in the Notes or any other amounts due thereunder) in coin or currency of the United States of America which at the time of payment or demand therefor shall be legal tender for the payment of public and private debts, (ii) the full and prompt payment, performance and observance by the Company of all other obligations, covenants, conditions and agreements contained in the Note Agreement or any other instrument or agreement entered into in connection therewith or otherwise relating thereto, and (iii) the full and prompt payment, upon demand by any holder of Notes, of all costs and expenses (including reasonable attorneys’ fees), if any, as shall have been expended or incurred in the analysis, protection or enforcement of any right or privilege under the Notes, the Note Agreement or any other instrument or agreement entered into in connection therewith or relating thereto or in the protection or enforcement of any rights, privileges or liabilities under this Guaranty or in any consultation or action in connection therewith or herewith (all such obligations, covenants, conditions and agreements described in the foregoing clauses (i), (ii) and (iii) being hereinafter collectively referred to as the “Guaranteed Obligations”).

The Guarantor hereby acknowledges and agrees that its liability hereunder is joint and several with any other Person(s) who may guarantee the obligations and indebtedness under and in respect of the Notes, the Note Agreement and the other Transaction Documents.

2.2. Guaranty of Payment and Performance. This is a guaranty of payment and performance and not a guaranty of collection, and the Guarantor hereby waives any right to require that any action on or in respect of any Note, the Note Agreement or any instrument or agreement relating to the Guaranteed Obligations be brought against the Company or any other Person or that resort be had to any direct or indirect security for the Notes or for this Guaranty or any other remedy. Any holder of Notes may, at its option, proceed hereunder against the Guarantor in the first instance to collect monies when due, the payment of which is guaranteed hereby, without first proceeding against the Company or any other Person and without first resorting to any direct or indirect security for the Notes, or for this Guaranty or any other remedy. The liability of the Guarantor hereunder shall in no way be affected or impaired by any acceptance by any holder of Notes of any direct or indirect security for, or other guaranties of, the Guaranteed Obligations or by any failure, delay, neglect or omission by any holder of Notes to realize upon or protect any of the Guaranteed Obligations or any Notes or other instruments evidencing the same or any direct or indirect security therefor or by any approval, consent, waiver, or other action taken or omitted to be taken by any such holder. The Guarantor (i) acknowledges that certain obligations of the Company under the Note Agreement will survive the payment or transfer of any Note and the termination of the Note Agreement, and (ii) agrees that the obligations of the Guarantor hereunder with respect to such surviving obligations shall also survive the payment or transfer of any Note and the termination of the Note Agreement.

2.3. General Provisions Relating to the Guaranty.

(i) The Guarantor hereby consents and agrees that any holder or holders of Notes from time to time, with or without any further notice to or assent from the Guarantor may, without in any manner affecting the liability of the Guarantor under this Guaranty, and upon such terms and conditions as any such holder or holders may deem advisable:

(a) extend in whole or in part (by renewal or otherwise), modify, change, compromise, release or extend the duration of the time for the payment or performance of any of the Guaranteed Obligations, or waive any default with respect thereto, or waive, modify, amend or change any provision of the Note Agreement, the Notes or any other instrument or agreement entered into in connection therewith or otherwise relating thereto;

(b) sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, any such holder as direct or indirect security for the payment or performance of any of the Guaranteed Obligations; or

(c) settle, adjust or compromise any claim of the Company against any other Person secondarily or otherwise liable for any of the Guaranteed Obligations.

The Guarantor hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment or compromise and that the same shall be binding upon it, and hereby waives any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that the Guarantor shall at all times be bound by this Guaranty and remain liable hereunder.

(ii) The Guarantor hereby waives: (a) notice of acceptance of this Guaranty by the holders of Notes or of the creation, renewal or accrual of any liability of the Company, present or future, or of the reliance of such holders upon this Guaranty (it being understood that all Guaranteed Obligations shall conclusively be presumed to have been created, contracted or incurred in reliance upon the execution of this Guaranty); (b) demand of payment by any holder of Notes from the Company or any other Person indebted in any manner on or for any of the Guaranteed Obligations hereby guaranteed; and (c) presentment for the payment by any holder of Notes or any other Person of the Notes or any other instrument, protest thereof and notice of its dishonor to any party thereto and to the Guarantor. The obligations of the Guarantor under this Guaranty and the rights of any holder of Notes to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise and shall not be subject to any defense, setoff, counterclaim, recoupment or termination whatsoever.

(iii) The obligations of the Guarantor hereunder shall be binding upon the Guarantor and its successors and assigns, and shall remain in full force and effect irrespective of:

(a) the genuineness, validity, regularity or enforceability of the Notes, the Note Agreement or this Guaranty or any other instrument or agreement entered into in connection therewith or otherwise relating thereto, or any of the terms of any thereof, the continuance of any obligation on the part of the Company or any other Person on the Notes or under the Note Agreement or any such other instrument or agreement, or the power or authority or the lack of power or authority of the Company to execute and deliver the Note Agreement, the Notes or any such other instrument or agreement, or to perform any of its obligations thereunder or the existence or continuance of the Company or any other Person as a legal entity;

(b) any default, failure or delay, willful or otherwise, in the performance by the Company or any other Person of any obligations of any kind or character whatsoever of the Company or any other Person (including, without limitation, the Guaranteed Obligations);

(c) any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Company or any other Person or in respect of the property of the Company or any other Person or any merger, consolidation, reorganization, dissolution, liquidation, sale of all or substantially all of the assets, or winding up, of the Company or any other Person;

(d) impossibility or illegality of performance on the part of the Company or any other Person of its obligations under the Notes, the Note Agreement or this Guaranty or any other instrument or agreement entered into in connection therewith or otherwise relating thereto;

(e) in respect of the Company or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any other Person, or impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any Federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company or any other Person and whether or not of the kind hereinbefore specified;

(f) any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under this Guaranty, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;

(g) any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the payment or performance by any party of any of the Guaranteed Obligations;

(h) any failure or lack of diligence in collection or protection, failure in presentment or demand for payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to the Guarantor of failure of Company or any other Person to keep and perform any of the Guaranteed Obligations, or failure to resort for payment to the Company or to any other Person or to any other guaranty or to any property, security, Liens or other rights or remedies;

(i) the acceptance of any additional security or other guaranty, the advance of additional money to the Company or any other Person, the renewal or extension of the Notes or amendments, modifications, consents or waivers with respect to the Notes, the Note Agreement or any other instrument or agreement entered into in connection therewith or otherwise relating thereto, or the sale, release, substitution or exchange of any security for the Notes;

(j) any defense whatsoever that the Company or any other Person might have to the payment of the Notes (principal, Yield-Maintenance Amount, if any, or interest or any other amounts due thereunder), other than payment in cash thereof, or to the payment, performance or observance of any of the other Guaranteed Obligations, whether through the satisfaction or purported satisfaction by the Company or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding up or otherwise;

(k) any act or failure to act with regard to the Notes, the Note Agreement, this Guaranty or any other instrument or agreement entered into in connection therewith or otherwise relating thereto, or anything which might vary the risk of the Guarantor; or

(l) any other circumstance (other than payment and performance in full of the Guaranteed Obligations) which might otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of its obligations under this Guaranty;

provided, that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty that the obligations of the Guarantor shall be absolute and unconditional and shall not be discharged, impaired or varied except by the full and prompt payment and performance of all of the Guaranteed Obligations. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company or any other Person shall default under the terms of the Notes, the Note Agreement or any other instrument or agreement entered into in connection therewith or otherwise relating thereto and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company or any other Person under the Notes, the Note Agreement or any such other instrument or agreement, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent default.

(iv) All rights of any holder of Notes may be transferred or assigned at any time and shall be considered to be transferred or assigned at any time or from time to time upon the transfer of such Note whether with or without the consent of or notice to the Guarantor under this Guaranty or to the Company.

(v) The Guarantor hereby subordinates to the rights of the holders of Notes under the Note Agreement, the Notes or any other instrument or agreement entered into in connection therewith or otherwise relating thereto, and agrees to defer any assertion of, until such time as the Guaranteed Obligations have been indefeasibly paid and performed in full, any claim or other rights that it may now or hereafter acquire against the Company or any other Person that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any holder or holders of Notes against the Company or any other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Company or any other Person, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the payment and performance in full of all the Guaranteed Obligations, such amount shall be held in trust for the benefit of the holders of Notes and shall forthwith be paid to such holders to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.

(vi) The Guarantor agrees that to the extent the Company or any other Person makes any payment on any Note or in respect of any of the other Guaranteed Obligations, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Guarantor’s obligations hereunder, as if said payment had not been made. The liability of the Guarantor hereunder shall not be reduced or discharged, in whole or in part, by any payment to any holder of Notes from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity, or fraud asserted by any account debtor or by any other Person.

(vii) The holders of Notes shall have no obligation to (a) to marshal any assets in favor of the Guarantor or in payment of any or all of the Guaranteed Obligations or (b) pursue any other remedy that the Guarantor may or may not be able to pursue itself and that may lighten the Guarantor’s burden, any right to which the Guarantor hereby expressly waives.

3.	REPRESENTATIONS AND WARRANTIES

The Guarantor represents, covenants and warrants as follows:

3.1. Organization and Qualification; Due Authorization. The Guarantor is a corporation duly organized and existing in good standing under the laws of the State of Delaware. The Company and each other Subsidiary (other than a Subsidiary of the Company that is not a Material Subsidiary) is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated or otherwise organized. The Guarantor, the Company and each other Subsidiary (other than a Subsidiary of the Company that is not a Material Subsidiary) has the corporate or limited liability company power, as applicable, to own its respective property and to carry on its respective business as now being conducted, and the Guarantor, the Company and each other Subsidiary (other than a Subsidiary of the Company that is not a Material Subsidiary) is duly qualified as a foreign corporation or limited liability company, as applicable, to do business and in good standing in every jurisdiction in which the nature of the respective business conducted or property owned by it makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. The Guarantor has the corporate power and authority to execute and deliver this Guaranty and to perform the provisions hereof. The execution, delivery and performance by the Guarantor of this Guaranty has been duly authorized by all necessary corporate action, and this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.2. Material Adverse Change. Since September 25, 2011, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect (it being understood that the filing of the voluntary petitions by the Debtors under Chapter 11 of the Bankruptcy Code on the Petition Date shall not, in and of itself, be deemed to have had or, reasonably be expected to have, a Material Adverse Effect).

3.3. Litigation; Observance of Agreements, Statutes and Orders.

(i) Except as set forth in Schedule 3.3 (it being understood that disclosure on Schedule 3.3 is not a representation that the matter to which the disclosure relates is expected to have a Material Adverse Effect), there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Guarantor, threatened against or affecting the Guarantor or any Subsidiary or any property of the Guarantor or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(ii) Neither the Guarantor nor any Subsidiary is (a) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (b) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (c) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA Patriot Act or any of the other laws and regulations that are referred to in Section 3.12), which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.4. Outstanding Debt.

(i) Except as described therein, Schedule 3.4 sets forth a complete and correct list of all outstanding Debt of the Guarantor and its Subsidiaries as of September 25, 2011 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and guaranty thereof, if any), since which date there has been no material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Guarantor or its Subsidiaries. Neither the Guarantor nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Guarantor or such Subsidiary and no event or condition exists with respect to any Debt of the Guarantor or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(ii) Except as disclosed in Schedule 3.4, neither the Guarantor nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 5.2.

3.5. Title to Properties. The Guarantor has and each of its Subsidiaries has good and marketable title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, subject to no Lien of any kind except Liens permitted by Section 5.2. All leases necessary in any material respect for the conduct of the respective businesses of the Guarantor and its Subsidiaries are valid and subsisting and are in full force and effect, subject to Liens permitted by Section 5.2.

3.6. Taxes. The Guarantor has and each of its Subsidiaries has filed all Federal, state and other income tax returns which, to the best knowledge of the officers of the Guarantor, are required to be filed and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. Federal income tax returns of the Guarantor and its Subsidiaries have been examined and reported on by the taxing authorities or closed by applicable statutes and satisfied for all fiscal years prior to and including the fiscal year ended September 26, 2010.

3.7. Conflicting Agreements and Other Matters. Neither the Guarantor nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other limited liability company or corporate restriction which materially and adversely affects the business, property or assets, or financial condition of the Guarantor and its Subsidiaries, taken as a whole. Neither the execution nor delivery of this Guaranty, the Note Agreement, the Notes or any other Transaction Document, nor the issuance of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Note Agreement, the Notes or any other Transaction Document will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Guarantor or any of its Subsidiaries pursuant to, the charter, by-laws, limited liability company agreement or other organizational documents of the Guarantor or any of its Subsidiaries, any award of any arbitrator or any agreement (including any agreement with members or stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Guarantor or any of its Subsidiaries is subject, except to the extent any such conflict, breach, defaults, violation or creation of a Lien could not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Limited Liability Company Agreement (as in effect on the date hereof) and as set forth in Schedule 3.7, neither the Guarantor nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Guarantor or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its limited liability company agreement, charter or other organizational documents) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Guarantor represented by this Guaranty or Debt of the Company of the type evidenced by the Notes.

3.8. ERISA. Except as set forth on Schedule 3.8 (it being understood that disclosure on Schedule 3.8 is not a representation that the matter to which the disclosure relates is expected to have a Material Adverse Effect),

(i) the Guarantor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Guarantor nor any ERISA Affiliate has incurred any liability (including actual or contingent withdrawal liability under section 4201 or 4204 of ERISA in respect of Multiemployer Plans) pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Guarantor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Guarantor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or Federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate material.

(ii) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), as reflected in the September 25, 2011 actuarial valuation report of the Plans per GAAP and determined as of September 25, 2011 on the basis of the actuarial assumptions specified for accounting purposes in such report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $38,000,000 in the case of any single Plan and by more than $72,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(iii) The expected postretirement benefit obligation (determined as of the last day of the Guarantor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Guarantor and its Subsidiaries is not material.

(iv) The execution and delivery of this Guaranty will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.

3.9. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Guarantor of this Guaranty which has not already been obtained.

3.10. Disclosure. All factual information (taken as a whole) theretofore furnished by or on behalf of Lee and its Subsidiaries in writing to the Purchasers (including, without limitation, all information contained in the Transaction Documents, the Plan of Reorganization and the Disclosure Statement) for purposes of or in connection with this Guaranty, the other Transaction Documents or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 3.10, such factual information shall not include any projections or any pro forma financial information. There is no fact peculiar to the Guarantor or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Guarantor can now foresee) materially adversely affect the business, property or assets, or financial condition of the Guarantor and its Subsidiaries taken as a whole and which has not been set forth in this Guaranty or in the other documents, certificates and statements furnished to the holders of Notes by or on behalf of the Guarantor on or prior to the date hereof in connection with the transactions contemplated hereby.

3.11. Solvency. On and as of the Restructuring Closing Date, and after giving effect to all debt being incurred or assumed and Liens created by the Credit Parties in connection with this Agreement, the Notes and the other Transaction Documents, (i) the sum of the assets, at a fair valuation, of the Company (on a stand-alone basis) and of the Guarantor and its Subsidiaries (taken as a whole) will exceed its or their respective debts, (ii) the Company (on a stand-alone basis) and the Guarantor and its Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) the Company (on a stand-alone basis) and the Guarantor and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 3.11, “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

3.12. Foreign Assets Control Regulations, Etc.

(i) Neither the Guarantor nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (ii), a “Blocked Person”).

(ii) Neither the Guarantor nor any Controlled Entity has any investments in, or engages in any dealings or transactions with, any Person where such investments, dealings or transactions would cause the receipt of any payment or exercise of any rights in respect of, this Guaranty by any holder of Notes to be in violation of any of the laws or regulations identified in this Section 3.12.

(iii) To the Guarantor’s actual knowledge after making due inquiry, neither the Guarantor nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering

Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Guarantor has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Guarantor and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(iv) The Guarantor has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that the Guarantor and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

3.13. Organization and Ownership of Shares of Subsidiaries; Affiliates.

(i) Schedule 3.13 contains (except as noted therein) a complete and correct list of the Guarantor’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Guarantor and each other Subsidiary.

(ii) All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary shown in Schedule 3.13 as being owned by the Guarantor and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Guarantor or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 3.13).

(iii) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(iv) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Guaranty, the agreements listed on Schedule 3.13 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Guarantor or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

3.14. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Credit Party of this Guaranty or any other Transaction Document to which such Credit Party is a party does not and, with respect to any of the documents or other matters referred to below as in effect on the date hereof, will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Guarantor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Guarantor or any Subsidiary is bound or by which the Guarantor or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Guarantor or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Guarantor or any Subsidiary.

3.15. Licenses, Permits, Etc. The Guarantor and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.16. [Reserved].

3.17. Environmental Matters.

(i) Neither the Guarantor nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Guarantor or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(ii) Neither the Guarantor nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

(iii) Neither the Guarantor nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

(iv) All buildings on all real properties now owned, leased or operated by the Guarantor or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

4.	AFFIRMATIVE COVENANTS

So long as any Note shall remain unpaid, the Guarantor covenants as follows:

4.1. Financial Statements. The Guarantor will deliver to each holder of Notes in duplicate or in electronic format (it being understood that the Guarantor need not duplicate delivery by the Company of the financial statements or other items required to be delivered under paragraph 5A of the Note Agreement):

(i) as soon as practicable and in any event within 45 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year of Lee, a consolidating and consolidated statement of income and a consolidated statement of cash flows of the Guarantor and its Subsidiaries for such quarterly period and for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidating and consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year (if applicable, in the case of the Company and its Subsidiaries), all in reasonable detail and certified by an authorized financial officer of Lee, subject to changes resulting from year-end adjustments;

(ii) as soon as practicable and in any event within 90 days after the end of each fiscal year of Lee, a consolidating and consolidated statement of income and a consolidating and consolidated balance sheet of the Guarantor and its Subsidiaries as at the end of such year and consolidated statements of cash flows and stockholders’ equity of the Guarantor and its Subsidiaries for such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in scope to the Required Holder(s) and, as to the consolidated statements, audited by independent public accountants of recognized standing selected by the Guarantor whose opinion shall be in scope and substance satisfactory to the Required Holder(s) which audit reports shall not include any scope limitation or any going concern or other material qualification (except that such opinion for the Guarantor’s fiscal year ending in September 2015 may include a going concern limitation related to the refinancing of the Notes and/or the Debt outstanding under the Credit Agreement, the Second Lien Loan Agreement or this Guaranty) and, as to the consolidating statements, certified by an authorized financial officer of Lee;

(iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Guarantor shall send to its stockholders and copies of all registration statements (without exhibits) and all reports (other than reports as to which the Guarantor shall receive confidential treatment) which the Guarantor or any Subsidiary (including the Company) files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(iv) promptly upon receipt thereof, a copy of each other report submitted to the Guarantor or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Guarantor or any Subsidiary;

(v) within 30 days after the end of each fiscal month of Lee, the consolidated balance sheet of Lee and its Subsidiaries as at the end of such fiscal month and the related consolidated statements of income and, to the extent prepared, statements of cash flows for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month in the prior fiscal year;

(vi) to the extent prepared by the Guarantor or the Company, within 30 days after the end of each fiscal month of the Guarantor, consolidated and consolidating balance sheets of the Guarantor and its Subsidiaries as at the end of such fiscal month and the related consolidated and consolidating statements of income and cash flows for such fiscal month and for the elapsed portion of the Fiscal Year ended with the last day of such fiscal month, in each case setting forth comparative figures for the corresponding fiscal month and period in the prior fiscal year;

(vii) no later than the first Business Day of every other week (beginning on the first Monday after the Restructuring Closing Date), a forecast for the succeeding 13-week period of the projected consolidated cash flows of (x) Lee and its Subsidiaries, and (y) the Guarantor and its Subsidiaries, each taken as a whole (such forecast to contain the same level of detail used in such forecasts delivered to the holders of the Prepetition Notes commencing in October, 2011), together with a variance report of actual cash flow for the immediately preceding period for which a forecast was delivered against the then current forecast for such preceding period;

(viii) promptly, and in any event within 45 days following the end of each fiscal quarter in each fiscal year of Lee, a written report of a Responsible Officer, in form and scope reasonably satisfactory to the Required Holders (such satisfaction to be presumed in the absence of an objection delivered to the Company within 30 days after the receipt of such report), setting forth a summary in reasonable detail of all Restricted Intercompany Charges, including cash and non-cash activities, organized by category of intercompany activity, by and among (x) Lee and its Subsidiaries (other than the Pulitzer Entities), on the one hand, and the Pulitzer Entities, on the other hand, and (y) the Pulitzer Entities and Star Publishing, and a reconciliation of intercompany balances with respect to each of (x) and (y);

(ix) promptly, and in any event within 90 days following the end of each fiscal year (or following such shorter intervals as the same may be prepared), an update, in a directly comparable format, of the financial model delivered to the Purchasers on the Restructuring Closing Date, setting forth the projected financial performance of the Guarantor and its Subsidiaries for the current fiscal year (prepared on a month-by-month basis) and for each of the next four (4) fiscal years (prepared on an annual basis);

(x) promptly, and in any event within 45 days following the end of each fiscal year (or following such shorter intervals as the same may be prepared), a pension valuation/status report, in form and scope reasonably satisfactory to the Required Holders (such satisfaction to be presumed in the absence of an objection delivered to the Company within 30 days after the receipt of such update), setting forth in reasonable detail the extent to which the pension obligations of the Guarantor and its Subsidiaries are funded, together with revised projections of future cash payments in respect of such pension obligations;

(xi) promptly, and in any event within 30 days following the end of each fiscal month of Lee, a management report describing the financial performance and operations of Lee and its subsidiaries in a form consistent with, and containing the same level of detail as, reports made available to the holders of the Prepetition Notes commencing in October, 2011; and

(xii) with reasonable promptness, such other information and documents as any holder of Notes may reasonably request.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Guarantor will deliver to each holder of Notes an Officer’s Certificate, substantially in the form of Exhibit A attached hereto, executed on behalf of the Guarantor and demonstrating (with computations in reasonable detail) compliance by the Guarantor and its Subsidiaries (including the Company) with the provisions of Sections 5.1, 5.5 and 5.12 of this Guaranty and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Guarantor proposes to take with respect thereto. Together with each delivery of financial statements required by clause (ii) above, the Guarantor will use reasonable efforts to deliver or cause to be delivered to each holder a certificate of such accountants stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards. Together with all financial statements of the Guarantor and its Subsidiaries required to be delivered pursuant to this paragraph 6A, the Guarantor will deliver or cause to be delivered a reconciliation reflecting the changes that would be required to such financial statements had they been prepared in accordance with the GAAP and policies used to prepare the audited financial statements of the Guarantor for the Guarantor’s fiscal year ended September 25, 2011. The Guarantor also covenants that immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each holder an Officer’s Certificate specifying the nature and period of existence thereof and what action the Guarantor has taken, is taking or proposes to take with respect thereto. Each holder of Notes is hereby authorized to deliver a copy of any financial statement delivered to such holder pursuant to this Section 4.1 to any regulatory body having jurisdiction over such holder.

4.2. Inspection of Properties. The Guarantor will permit any Person designated by any holder in writing, at such holder’s expense if no Event of Default then exists and at the Company’s expense if an Event of Default then exists, to visit and inspect any of the properties of the Guarantor and its Subsidiaries, to examine the corporate or limited liability company books and financial records of the Guarantor and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such limited liability companies or corporations with the principal officers of the Guarantor and its independent public accountants, all at such reasonable times and as often as such holder may reasonably request; provided, however, that, so long as no Event of Default shall have occurred, no holder of Notes shall exercise rights pursuant to this Section 4.2 without the written approval of the Required Holders (to be given or withheld in their sole discretion) and (ii) no more than two such inspections shall be conducted in any calendar year.

4.3. Covenant to Secure Notes Equally. The Guarantor will, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 5.2 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 7.2), make or cause to be made effective provision whereby the Guaranteed Obligations will be secured by such Lien equally and ratably with any and all other Debt thereby secured, so long as any such other Debt shall be so secured; provided that the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the holders of the Notes to enforce the provisions of Section 5.2.

4.4. Business. Except as otherwise provided in Section 5.4, the Guarantor and its Subsidiaries taken as a whole will continue to engage in business in substantially the same fields of enterprise as conducted on the date hereof.

4.5. Compliance with Laws and Regulations. The Guarantor will, and will cause each Subsidiary to, be in material compliance with all laws, ordinances or governmental rules or regulations to which each of them is subject (including, without limitation, the laws and regulations that are referred to in Section 3.12, and those relating to equal employment opportunity and employee health and safety) which are now in effect or may be legally imposed in the future in any jurisdiction in which the Guarantor and any Subsidiary is doing business other than those laws and regulations which the Guarantor or such Subsidiary is contesting in good faith by appropriate proceedings; provided, however, (i) the Guarantor or such Subsidiary continues to operate any affected business free of any requirement to escrow or sequester any material amount of such business’ profits or revenues pending resolution of such proceedings, or (ii) any non-compliance with any law or regulation could not reasonably be expected to have a Material Adverse Effect.

4.6. Patents, Trade Marks and Trade Names. The Guarantor will, and will cause each Subsidiary to, continue to own, or hold and maintain in effect, all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the use of, all copyrights, franchises, licenses, marketing rights, patents, service marks, trade marks, trade names, and rights in any of the foregoing, as in the aggregate are necessary for the conduct of its business in the manner in which such business is being conducted as of the date hereof except where failure to continue to own or hold such licenses could not reasonably be expected to have a Material Adverse Effect.

4.7. Payment of Taxes and Other Claims. The Guarantor will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, levies, trade accounts payable and claims for work, labor or materials (all the foregoing being referred to collectively as “Claims”) payable by any of them, to the extent such Claims have become due and payable and before they have become delinquent (including, without limitation, Claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Guarantor or any Subsidiary); provided, that neither the Guarantor nor any Subsidiary need pay any Claim if (i) the amount, applicability or validity thereof is contested by the Guarantor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Guarantor or such Subsidiary has established adequate reserves therefor in accordance with GAAP on its books or (ii) the nonpayment of all such Claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

4.8. ERISA Compliance. The Guarantor will, and will cause each ERISA Affiliate to, at all times:

(i) with respect to each Plan, make timely payments of contributions required to meet the minimum funding standard set forth in ERISA or the Code with respect thereto and, with respect to any Multiemployer Plan, make timely payment of contributions required to be paid thereto as provided by Section 515 of ERISA, and

(ii) comply with all other provisions of ERISA,

except for such failures to make contributions and failures to comply as could not reasonably be expected to have a Material Adverse Effect.

4.9. Execution and Delivery of Subsidiary Guaranty Agreement and Other Collateral Documents. Within ten (10) Business Days after any Credit Party’s acquisition or formation of a Person that becomes a Subsidiary:

(i) the Guarantor will cause such Subsidiary to execute and deliver to each holder of Notes (a) the Subsidiary Guaranty Agreement, or a joinder thereto, (b) an appropriate joinder to the Security Agreement and (c) such other documents necessary to grant a first priority Lien in such Subsidiary’s assets (other than, in the case of Star Publishing, the Excluded TNI Assets) in favor of the Collateral Agent for the benefit of the holders of the Notes;

(ii) the Guarantor (if such Subsidiary is a direct subsidiary of the Guarantor) will pledge or will cause the direct parent of such Subsidiary (if such

Subsidiary is not a direct subsidiary of the Guarantor) to pledge the equity interests of such Subsidiary pursuant to a pledge agreement substantially similar in form to the Pledge Agreement; and

(iii) the Guarantor will deliver (or cause to be delivered) such certificates accompanying authorizing resolutions and corporate or similar constitutive documents and other agreements, instruments, opinions and other documents as the Required Holders may reasonably request, each of the foregoing to be in form and substance reasonably satisfactory to the Required Holders.

In addition to the foregoing, the Guarantor will, and will cause each Subsidiary to, within thirty (30) days after such Person shall have obtained title (whether in fee or, if requested by the Required Holders with respect to any leasehold interest of the Guarantor or any Subsidiary, a leasehold interest) to any real property with a Fair Market Value, individually, of more than $3,000,000, take such action as shall be reasonably necessary to grant a first priority Lien in favor of the Collateral Agent to secure the Notes with such Person’s interest in such real property and to obtain title insurance in an amount reasonably required by the Required Holders. Such Lien shall be documented and recorded to the reasonable satisfaction of the Required Holders.

4.10. Insurance. The Guarantor will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, (i) insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated and (ii) such other insurance coverages as may be required under the terms of the Collateral Documents.

4.11. Maintenance of Properties. The Guarantor will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not (i) prevent the Guarantor or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Guarantor has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) be interpreted to require the Guarantor to make Capital Expenditures in respect of maintenance in excess of the amounts permitted to be spent on Capital Expenditures under this Guaranty.

4.12. Corporate Existence, Etc. Subject to Section 5.7, the Guarantor will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 5.5 and 5.7, the Guarantor will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Guarantor or a Wholly-Owned Subsidiary) and all rights and franchises of the Guarantor and its Subsidiaries unless, in the good faith judgment of the Guarantor, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

4.13. Books and Records. The Guarantor will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Guarantor or such Subsidiary, as the case may be.

4.14. Lee/Pulitzer Contribution Transaction. (i) The Guarantor will use commercially reasonable efforts to obtain the necessary consents and approvals to permit its contribution of the Sandler V Assets to the pension plans of the Guarantor and its Subsidiaries (the “Contribution”) and, (ii) to the extent such consents and approvals are obtained, the Guarantor will (a) promptly (and in any event within 3 Business Days of receipt thereof) notify all holders of the Notes of the receipt of such consents and approvals and any terms, conditions or qualifications relating thereto, and (b) upon a determination in the Guarantor’s reasonable commercial judgment that the terms and conditions set forth in such consent or approval with respect to the Contribution are acceptable, make the Contribution within 60 calendar days thereafter.

5.	NEGATIVE COVENANTS

So long as any Note shall remain unpaid, the Guarantor covenants as follows:

5.1. Financial Covenants.

(i) Minimum Consolidated EBITDA. With respect to any fiscal quarter ending prior to the Replacement Covenant Notice Date, the Guarantor will not permit Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ended as of the last day of each fiscal quarter set forth below, to be less than the amount set forth below opposite such date:

Fiscal Quarter Ending in	Consolidated EBITDA
March, 2012	$26,700,000
June, 2012	$28,400,000
September, 2012	$25,600,000
December, 2012	$25,400,000
March, 2013	$25,300,000
June, 2013	$25,200,000
September, 2013	$25,100,000
December, 2013	$24,800,000
March, 2014	$24,700,000
June, 2014	$24,600,000
September, 2014	$24,500,000
December, 2014	$24,200,000

March, 2015	$24,200,000
June, 2015	$24,000,000
September, 2015	$23,900,000

(ii) Consolidated Debt to Consolidated EBITDA. With respect to any fiscal quarter ending after the Replacement Covenant Notice Date, the Guarantor will not permit the ratio of (a) Consolidated Debt as of the last day of such fiscal quarter to (b) Consolidated EBITDA for the four consecutive fiscal quarters ended as of such last day to be greater than 2.25 to 1.00.

5.2. Liens. The Guarantor will not, and will not permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any of its property or assets, whether now owned or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey the right to receive income or profits (whether or not provision is made for the equal and ratable securing of the Guaranteed Obligations in accordance with the provisions of Section 4.3), except:

(i) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or are being actively contested in good faith by appropriate proceedings;

(ii) with respect to real property, (a) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements, conditions, restrictions or other matters which would be shown by a current title report or other similar report or listing, (b) any conditions that would be shown by a current survey or physical inspection and (c) zoning, building and other similar restrictions;

(iii) Liens for taxes or assessments or other governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Guarantor or its Subsidiaries, as the case may be, in accordance with GAAP;

(iv) other Liens which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially impair the use of such property and assets in the operation of the business of the Guarantor and its Subsidiaries, or materially detract from the value of such property or assets for the purpose of the business of the Guarantor and its Subsidiaries, taken as a whole;

(v) Liens on property or assets of a Subsidiary (other than the Company and its Subsidiaries) to secure obligations of such Subsidiary (other than the Company and its Subsidiaries) to the Guarantor or another Subsidiary that is a Credit Party;

(vi) any Lien existing on any property of any Person at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Guarantor or any Subsidiary through purchase, merger, or consolidation or otherwise, whether or not assumed by the Guarantor or such Subsidiary, or placed upon property at the time of acquisition, construction or improvement by the Guarantor or any Subsidiary to secure all or a portion of (or to secure Debt (including any Capitalized Lease Obligation) incurred to pay all or a portion of) the purchase price or cost thereof or placed after acquisition upon property acquired, constructed or improved by the Guarantor or any Subsidiary after the Date of Closing, provided that any such Lien shall not encumber any other property of the Guarantor or such Subsidiary and any Debt secured by any such Lien shall be permitted by Section 5.3;

(vii) Liens on property owned or leased by the Guarantor or a Subsidiary (other than the Company) in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or any political subdivision thereof, or in favor of holders of securities issued by any such entity, pursuant to any contract or statute (including, without limitation, mortgages to secure pollution control industrial revenue bonds) to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens, provided that any Debt secured thereby shall be permitted by Section 5.3;

(viii) any Liens renewing, extending or refunding any Lien permitted by clauses (vi) and (vii) above, provided that the principal amount secured is not increased and the Lien is not extended to other property;

(ix) any Liens permitted under paragraph 7C(1) of the Note Agreement;

(x) Liens in favor of the Collateral Agent to secure the Secured Obligations; and

(xi) Liens (other than Liens on the Excluded TNI Assets) securing Debt permitted by Section 5.3(iv) hereof, provided that such Liens are subject to the terms of the Intercreditor Agreement.

5.3. Priority Debt. The Guarantor will not at any time permit any Priority Debt to exist except (i) Debt (including, without limitation, Capitalized Lease Obligations) secured by Liens permitted by clauses (vi) and (vii) of Section 5.2 provided that the aggregate principal amount of all such Debt shall not at any time exceed $1,000,000, (ii) unsecured Debt in respect of the reimbursement obligations of letters of credit issued or in respect of worker’s compensation arrangements not to exceed $5,000,000 outstanding at any time, (iii) unsecured Debt subordinated to the Secured Obligations on terms and conditions satisfactory to the Required Holders, and (iv) Debt of the Credit Parties under any guarantee of the Debt under or in respect of the Second Lien Loan Agreement (or any Permitted Refinancing Debt in respect thereof), so long as (a) the Intercreditor Agreement is in full force and effect, and (b) the aggregate principal amount of the Debt which is guaranteed by any Credit Party in respect of the Second Lien Loan Agreement (or any Permitted Refinancing Debt in respect thereof) does not exceed $175,000,000 at any time.

5.4. Loans, Advances and Investments. The Guarantor will not, and will not permit any Subsidiary to, make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any interest in, or make any capital contribution to, any other Person, except that the Guarantor or any Subsidiary may:

(i) [reserved];

(ii) make or permit to remain outstanding any loans, advances or capital contributions from any Credit Party to another Credit Party;

(iii) own, purchase or acquire stock, obligations or securities of or other equity interests in a Subsidiary or a Person which immediately after such purchase or acquisition will be a Subsidiary;

(iv) permit to remain outstanding loans, advances and other investments existing on the Effective Date (as set forth on Schedule 5.4 hereto) in any business principally engaged in publishing (print or electronic) or related media activity;

(v) make and permit to remain outstanding loans, advances and other investments received in settlement of debts (created in the ordinary course of business) owing to the Guarantor or any Subsidiary;

(vi) own, purchase or acquire commercial paper issued by any corporation or bankers’ acceptances issued by any member bank of the Federal Reserve System, in either case, maturing within one year of the date of purchase and rated, by at least two of S&P, Moody’s and Fitch Investors Service, Inc., “A-1”, “P-1” and “F-1”, respectively, and payable in the United States in United States dollars;

(vii) own, purchase or acquire certificates of deposit in any member bank of the Federal Reserve System having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s, all due within one year from the date of original issue thereof and payable in the United States in United States dollars;

(viii) own, purchase or acquire repurchase agreements of any member bank of the Federal Reserve System having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s, for terms of less than one year in respect of commercial paper and certificates of deposit referred to in the foregoing clauses (vi) and (vii) and obligations referred to in clauses (ix) and (x) below;

(ix) own, purchase or acquire obligations of the United States government or any agency thereof;

(x) own, purchase or acquire obligations guaranteed by the United States government or any agency thereof;

(xi) own, purchase or acquire investments in stocks of investment companies registered under the Investment Company Act of 1940 which invest primarily in obligations of the type described in clauses (vi), (vii), (viii), (ix) or (x) above, provided that any such investment company shall have an aggregate net asset value of not less than $500,000,000;

(xii) own, purchase or acquire investments in money market funds that are classified as current assets in accordance with GAAP, and that are rated “AAAm” or the equivalent by S&P, Moody’s or Fitch Investors Service, Inc., which funds are managed by either (a) Persons having capital and surplus, or net worth, in excess of $500,000,000 or (b) any Person that is a direct or indirect subsidiary of a Person described in the foregoing clause (a);

(xiii) endorse negotiable instruments for collection in the ordinary course of business;

(xiv) make or permit to remain outstanding travel and other like advances to officers and employees in the ordinary course of business;

(xv) make or permit to remain outstanding investments in demand deposit accounts maintained by the Guarantor or any Subsidiary in the ordinary course of its business;

(xvi) make or permit to remain outstanding investments consisting of Eurodollar time deposits, maturing within three months after the making thereof, with any branch of a United States commercial bank having capital and surplus of not less than $1 billion in the aggregate;

(xvii) make or permit to remain outstanding investments in municipal obligations having a rating of “Aaa” by Moody’s or “AAA” by S&P;

(xviii) permit to remain outstanding investments of the Guarantor and its Subsidiaries set forth on Schedule 5.4;

(xix) own, purchase or acquire notes and bonds issued by any domestic corporate issuer and rated at least A3 by Moody’s or A- by S&P;

(xx) own, purchase or acquire investments in commingled funds/portfolios that invest primarily in U.S. dollar denominated obligations, with a weighted average portfolio maturity of 120 days or less, and rated “AAA” or the equivalent, by at least two of S&P, Moody’s and Fitch Investors Service, Inc., which funds are managed by either (a) Persons having capital and surplus, or net worth, in excess of

$500,000,000 or (b) any Person that is a direct or indirect subsidiary of a Person described in the foregoing clause (a);

(xxi) permit the Lee Payable to remain outstanding so long as it shall bear interest (on a pay-in-kind basis) at a rate per annum equal to LIBOR plus 0.75% (75 basis points);

(xxii) make or permit to remain outstanding loans and advances permitted by Section 5.8(i);

(xxiii) in the case of the Guarantor, own, purchase or acquire investments in the Associated Press Digital Rights Agency or any successor thereto or any Affiliate thereof for Fair Market Value (as determined in good faith by the Board of Directors of the Guarantor at the time of such purchase or acquisition) in an aggregate amount not to exceed $750,000 at any time outstanding; provided that (a) the Guarantor shall be entitled to receive its ratable share (based on the aggregate amount of investments made by Lee and each of its Subsidiaries (other than the Guarantor), on the one hand, and the Guarantor, on the other hand) of any Equity Interests of such Person issued in consideration for, or on account of, the aggregate investments made in such Person by Lee and its Subsidiaries, (b) any such Equity Interests received by the Guarantor shall be pledged in favor of the Collateral Agent to secure the Secured Obligations in accordance with the Collateral Documents, and (c) the Guarantor shall, and shall cause its Subsidiaries to, vote or otherwise give their consent in respect of all such Equity Interests of such Person beneficially owned by the Guarantor or its Subsidiaries for the election to the board of directors (or other similar governing body) of such Person of Mary Junck or her designee (or any person acceptable to the Required Holders), provided further that the foregoing proviso shall not apply to the issuance of fractional Equity Interests to the extent that the issuance thereof is prohibited by the organization documents of Associated Press Digital Rights Agency as in effect on the date hereof; and

(xxiv) deliver or permit to be delivered consideration in connection with the redemption of the “phantom equity interests” held by Herald as contemplated by the Redemption Agreement (as in effect on the Restructuring Closing Date) consisting solely of common stock of Lee or cash contributed by Lee for purposes of making such delivery (it being understood that any such cash contributed by Lee shall reduce the Lee Payable by an amount equal to such cash contribution);

provided that, notwithstanding the foregoing, the Guarantor will not permit Star Publishing to make, or permit to remain outstanding, any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, all or substantially all of the assets of, or any interest in, or make any capital contribution to, any Person or purchase or acquire the assets comprising any line of business or business unit or division thereof, except to the extent required under the terms of the TNI Agreement.

5.5. Sale or Disposition of Assets. The Guarantor will not, and will not permit any Subsidiary to, engage in any Asset Sale (i) if the aggregate amount of Asset Sale Proceeds in respect of any one transaction or series of related transactions would be equal to or less than $1,000,000 unless at least 75% of such Asset Sale Proceeds consist of cash or (ii) if the aggregate amount of Asset Sale Proceeds in respect of any one transaction or series of related transactions would be more than $1,000,000 unless such Asset Sale Proceeds consist only of cash and the Required Holders have given their prior written consent thereto; provided, however, that notwithstanding the foregoing, no Asset Sale shall involve the sale of any Equity Interests in Star Publishing or the Equity Interests of TNI Partners held by Star Publishing.

5.6. Sale and Lease-Back. The Guarantor will not, and will not permit any Subsidiary to, enter into any arrangement with any lender or investor or under which such lender or investor is a party, providing for the leasing or other similar arrangement by the Guarantor or any Subsidiary of real or personal property used by the Guarantor or any Subsidiary in the operations of the Guarantor or any Subsidiary, which has been or is sold or transferred by the Guarantor or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such rental obligations of the Guarantor or such Subsidiary, except that the Guarantor or any Subsidiary (other than the Company and its Subsidiaries) may enter into sale and lease-back transactions involving newspaper equipment or facilities acquired after the Effective Date if (i) such arrangement shall be for a period of less than three years by the end of which the use of such property by the lessee will be discontinued, (ii) the Guarantor or such Subsidiary complies with Section 5.5 with respect to such transaction and (iii) the property immediately prior to such sale could have been subjected to a Lien securing Debt in an amount equal to such net proceeds and which Lien would be permitted by clause (vi) of Section 5.2.

5.7. Merger. The Guarantor will not, and will not permit any Subsidiary to, merge or consolidate with any other Person except that any Subsidiary may merge or consolidate with the Guarantor (provided that the Guarantor shall be the continuing or surviving Person) or any one or more other Subsidiaries that is a Credit Party; provided that nothing in this Section 5.7 shall restrict any such transaction which, if structured as an Asset Sale, would be permitted under Section 5.5.

5.8. Transactions With Affiliates; Lee Company Transactions.

(i) Subject to clause (ii) of this Section 5.8, the Guarantor will not, and will not permit any Subsidiary to, directly or indirectly enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, exchange or use of any property or asset, or any interest therein, whether real, personal or mixed, or tangible or intangible, or the rendering of any service, with any Affiliate, except (a) for any such transaction by and among the Credit Parties only, (b) for the transaction contemplated by Section 5.4(xxiv), (c) for the payment of the Allocable Share of the Lee/Pulitzer Restructuring Costs, (d) for any Unrestricted Intercompany Transaction and (e) the Guarantor may make Restricted Intercompany Charges if either (1) (x) such Restricted Intercompany Charges are consistent in nature and manner of computation with the types of Restricted Intercompany Charges incurred during the period from March 30, 2009 through and including September 25, 2011 and (y) any such Restricted Intercompany Charges which are to be paid in cash do not exceed an aggregate amount of $5,500,000 in any fiscal year of the Guarantor, or (2) such Restricted Intercompany Charges arise from reasonably expected and identifiable cost-saving measures relating to goods and services provided to the Guarantor and its Subsidiaries which are implemented after the Restructuring Closing Date as set forth in an Officer’s Certificate delivered to the holders of the Notes by the chief financial officer of the Guarantor, so long as (A) with respect to any goods and services proposed to be provided by any Lee Company as part of the implementation of any such cost-savings measures, the Restricted Intercompany Charges to be charged by any Lee Company to provide such goods and services to the Guarantor during the four successive fiscal quarters following such implementation (and for each successive period of four consecutive fiscal quarters ending thereafter) are reasonably expected to be no greater than the cost for the same goods and services previously paid in cash by the Guarantor for the period of four consecutive fiscal quarters of the Guarantor then most recently ended immediately prior to the implementation of such cost-saving measures, and (B) the aggregate amount paid in cash by the Guarantor in respect of such Restricted Intercompany Charges as set forth in this clause (2) does not exceed $2,000,000 in any fiscal year of the Guarantor.

(ii) All payments in respect of Restricted Intercompany Charges or Unrestricted Intercompany Transactions pursuant to Section 5.8(i) above shall meet the following requirements: (a) any such transaction is in the ordinary course of, and pursuant to the reasonable requirements of, the Guarantor’s and each Subsidiary’s business, as the case may be, (b) any such transaction is upon fair and reasonable terms that are no less favorable to the Guarantor and/or any of its Subsidiaries, as the case may be, than those which might be obtained in an arm’s length transaction with a Person who is not an Affiliate and (c) any payment required to be made in cash is made by the Guarantor not more than 3 days prior to delivery of such goods, the rendering of such services or the making of such payments by any Lee Company to a third party.

5.9. Sale of Stock and Debt of Subsidiaries. Other than pursuant to the Collateral Documents, the Guarantor will not, and will not permit any Subsidiary to, sell or otherwise dispose of, or part with control of, any shares of stock of (or other equity interests in) or Debt of any Subsidiary, except that shares of stock of (or other equity interests in) or Debt of any Subsidiary (other than the Company or its Subsidiaries) may be sold or otherwise disposed of to the Guarantor or another Subsidiary that is a Credit Party, and except that all shares of stock of (or other equity interests in) and Debt of any Subsidiary (other than the Company or its Subsidiaries) at the time owned by or owed to the Guarantor or any Subsidiary may be sold as an entirety for a cash consideration which represents the Fair Market Value (as determined in good faith by the Board of Directors of the Guarantor) at the time of sale of the shares of stock or other equity interests and Debt so sold, provided that the Guarantor or such Subsidiary complies with Section 5.5 with respect to such sale, and further provided that, in any event, at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock of (or other equity interests in) or Debt of any other Subsidiary (unless all of the shares of stock of (or other equity interests in) and Debt of such other Subsidiary owned, directly or indirectly, by the Guarantor and all Subsidiaries are simultaneously being sold as permitted by Section 5.5 and this Section 5.9).

5.10. Issuance of Stock by Subsidiaries. The Guarantor will not permit any Subsidiary to issue, sell or otherwise dispose of, any shares of its stock (of any class) or any other equity interests except to the Guarantor or another Subsidiary which is a Credit Party.

5.11. Limitation on Certain Restrictive Agreements. The Guarantor will not permit any Subsidiary to enter into or suffer to exist any contractual obligation which in any way restricts the ability of such Subsidiary to (i) make any Distributions to the Guarantor or any other Subsidiary or (ii) transfer any of its property or assets to the Guarantor or any other Subsidiary, except for any such restrictions set forth in the Credit Agreement and the Second Lien Loan Agreement or in any documents, instruments or agreements evidencing any Permitted Refinancing Debt thereof, as applicable, in each case, as in effect on the date hereof, or, with respect to any Permitted Refinancing Debt, on the date of the incurrence or issuance thereof.

5.12. Capital Expenditures.

(i) The Guarantor will not, and will not permit any of its Subsidiaries to, make Capital Expenditures in any of the following fiscal years of the Guarantor in an aggregate amount for all such Persons in excess of the amount set forth below opposite such fiscal year:

Fiscal Year Ending	Aggregate Amount of Capital Expenditures
2012	$5,600,000
2013	$4,000,000
2014	$4,000,000
2015	$4,000,000

(ii) In the event that the amount of Capital Expenditures permitted to be made by the Guarantor and its Subsidiaries during any fiscal year of the Guarantor is greater than the amount of Capital Expenditures actually made by the Guarantor and its Subsidiaries during such fiscal year, 100% of such excess for such fiscal year may be carried forward and utilized to make Capital Expenditures in any succeeding fiscal year.

5.13. Restricted Payments. The Guarantor will not, and will not permit any Subsidiary to, make any Restricted Payments at any time except for Restricted Payments made to another Subsidiary or the Guarantor. The Guarantor shall cause Star Publishing to pay to the Guarantor as a dividend (i) promptly and in any event within 5 Business Days of the receipt thereof, all cash and other distributions it receives from TNI or otherwise pursuant to the TNI Agreement or otherwise and (ii) within 5 Business Days after the end of each calendar month, all cash and Cash Equivalents it holds as of the end of such calendar month (other than cash to be paid pursuant to the foregoing clause (i)).

5.14. Terrorism Sanctions Regulations. The Guarantor will not and will not permit any Controlled Entity to (a) become a Blocked Person or (b) have any investments in or engage in any dealings or transactions with any Blocked Person if such investments, dealings or transactions would cause any holder of a Note to be in violation of any laws or regulations that are applicable to such holder.

5.15. Debt. The Guarantor will not, and will not permit any Subsidiary to, create, incur, assume, guarantee or in any way become liable for any Debt except:

(i) Debt represented by the Transaction Documents;

(ii) Debt or indebtedness of the Guarantor owing to any of its Subsidiaries that are Credit Parties or Debt or indebtedness owing by any Credit Party to another Credit Party; provided that such Debt or indebtedness is unsecured;

(iii) Debt in respect of any guarantee by the Credit Parties of Debt of Lee under and in respect of the Second Lien Loan Agreement (or any Permitted Refinancing Debt in respect of the Second Lien Loan Agreement), so long as (a) the Intercreditor Agreement is in full force and effect, and (ii) the aggregate principal amount of the Debt which is guaranteed by any Credit Party in respect of the Second Lien Loan Agreement (or any Permitted Refinancing Debt in respect thereof) shall not exceed $175,000,000;

(iv) Debt or indebtedness of the Guarantor or any of its Subsidiaries permitted under Sections 5.3, 5.4 or 5.8;

(v) Debt of the Guarantor and its Subsidiaries consisting of trade payables incurred in the ordinary course of business;

(vi) (a) Debt of the Guarantor and its Subsidiaries constituting Capitalized Lease Obligations, (b) other Debt of the Guarantor or its Subsidiaries to finance the purchase price or cost of property acquired, constructed or improved by the Guarantor or any Subsidiary after the Restructuring Closing Date, or (c) Debt secured by Liens existing on any property of any Person at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Guarantor or any Subsidiary through purchase, merger, or consolidation or otherwise, and assumed by the Guarantor or such Subsidiary, in each case to the extent such Liens are permitted under Section 5.2(vi), provided that the aggregate principal amount of all such Debt described in subclauses (a), (b) and (c) of this clause (vi) at any time outstanding shall not exceed $5,000,000;

(vii) Debt or indebtedness secured by Liens permitted under clauses (v) and (viii) of Section 5.2 (provided, in the case of Liens permitted under clause (viii) of Section 5.2 that renew, extend or refund any Lien permitted under clause (vi) of Section 5.2, that such Liens shall be permitted only to the extent the Debt or indebtedness secured thereby is permitted under clause (vi) of this Section 5.15;

(viii) unsecured Debt in respect of the reimbursement obligations of letters of credit issued or in respect of worker’s compensation arrangements not to exceed $5,000,000 outstanding at any time; and

(ix) unsecured Debt (other than the Debt permitted by Section 5.15(iii)) which is subordinated to the Secured Obligations on terms and conditions satisfactory to the Required Holders.

6.	EVENTS OF DEFAULT; REMEDIES

6.1. Events of Default. The occurrence of an “Event of Default” under and as defined in the Note Agreement or the occurrence of any of the following events shall constitute an “Event of Default” under this Guaranty:

(i) (a) Lee or any of its Subsidiaries shall (1) default in any payment of any Debt (other than the Note Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Debt was created or (2) default in the observance or performance of any agreement or condition relating to any Debt (other than the Note Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Debt to become due (and/or, in the case of an Interest Rate Protection Agreement or Other Hedging Agreement, to be terminated) prior to its stated maturity, or (b) any Debt (other than the Note Obligations) of Lee or any of its Subsidiaries shall be declared to be (or shall become) due and payable (and/or, in the case of an Interest Rate Protection Agreement or Other Hedging Agreement, to be terminated), or required to be prepaid (and/or terminated, as the case may be) other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this clause (xvi) unless the aggregate principal amount of all Debt as described in the preceding clauses (a) and (b) is at least $10,750,000 or unless such Debt is in respect of the Credit Agreement or the Second Lien Loan Agreement or any Permitted Refinancing Debt or any Additional Permitted Indebtedness (as defined in the Second Lien Loan Agreement); provided, however, that with respect to any breach or default under Sections 10.08 or 10.09 of the Credit Agreement (as in effect on the date hereof) or any successor provisions or analogous financial covenants in any documentation relating to any Permitted Refinancing Debt, such breach or default shall only constitute an Event of Default under this clause (xvi) if such breach or default occurs and is not cured or waived within 30 days after the occurrence of such breach or default; or

(ii) any representation or warranty made by the Guarantor herein or in any other Transaction Document or in any writing furnished in connection with or pursuant to this Guaranty or any other Transaction Document, shall be false in any material respect on the date as of which made; or

(iii) the Guarantor fails to perform or observe any term, covenant or agreement contained in Sections 2 or 5 of this Guaranty; or

(iv) the Guarantor fails to perform or observe any other agreement, term or condition contained herein (other than those referred to in clause (iii)) and such failure shall not be remedied within 30 days after any Responsible Officer of the Guarantor obtains actual knowledge thereof; or

(v) the Guarantor or any Subsidiary (other than a Subsidiary of the Company that is not a Material Subsidiary) makes an assignment for the benefit of creditors or is generally not able to pay its debts as such debts become due; or

(vi) any decree, judgment, or order for relief in respect of the Guarantor or any Subsidiary (other than a Subsidiary of the Company that is not a Material Subsidiary) is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or

(vii) the Guarantor or any Subsidiary (other than a Subsidiary of the Company that is not a Material Subsidiary) petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Guarantor or any such Subsidiary, or of any substantial part of the assets of the Guarantor or any such Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of any such Subsidiary) relating to the Guarantor or any such Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(viii) any such petition or application is filed, or any such proceedings are commenced, against the Guarantor or any Subsidiary (other than a Subsidiary of the Company that is not a Material Subsidiary) and the Guarantor or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(ix) any order, judgment or decree is entered in any proceedings against the Guarantor or any Subsidiary (other than a Subsidiary of the Company that is not a Material Subsidiary) decreeing the dissolution of the Guarantor or such Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(x) one or more final judgments in an aggregate amount in excess of $10,000,000 is rendered against the Guarantor or any of its Subsidiaries and, within 60 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

(xi) (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is requested or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan in a distress termination (within the meaning of ERISA section 4041(c)) shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Guarantor or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $76,000,000, (d) the Guarantor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Guarantor or any ERISA Affiliate is assessed liability for a partial or complete withdrawal from any Multiemployer Plan, or (f) the Guarantor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Guarantor or any Subsidiary thereunder; and any such event or events described in clauses (a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(xii) any Collateral Document shall cease for any reason (other than pursuant to the terms thereof) to create a valid Lien in the collateral purported to be covered thereby or such Lien shall for any reason cease to be a perfected and first priority Lien (subject only to Liens permitted by Section 5.2) and, in the case of any failure of the validity, perfection or priority of any such Lien which results from the actions or inaction of the Collateral Agent, such failure shall continue for a period of 30 days from the earlier of (i) the date on which written notice of such failure is provided to the Guarantor from any Purchaser or the Collateral Agent or (ii) actual knowledge of such failure by any Credit Party; or

(xiii) any provision of the Tax Sharing Agreement shall be amended, waived or otherwise modified without the consent of the Required Holders or Pulitzer shall fail diligently to enforce its rights thereunder in any material respect.

6.2. Remedies. Upon the occurrence of an Event of Default under this Guaranty, the Required Holders may, at its or their option, make demand hereunder for payment of the Guaranteed Obligations and exercise any and all remedies available to it or them, whether under the Note Agreement or any other instrument or agreement entered into in connection therewith or relating thereto or otherwise at law or in equity.

7.	MISCELLANEOUS

7.1. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Guarantor in connection herewith shall survive the execution and delivery of this Guaranty, the purchase or transfer of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of Notes, regardless of any investigation made at any time by or on behalf of any other holder of Notes. All statements contained in the Transaction Documents to which the Guarantor is a party or any certificate or other instrument delivered by or on behalf of the Guarantor pursuant to or in connection with this Guaranty shall be deemed representations and warranties of the Guarantor under this Guaranty. Subject to the preceding sentence, this Guaranty and the Transaction Documents to which the Guarantor is a party embody the entire agreement and understanding between the Guarantor and the holders of the Notes and supersede all prior agreements and understandings relating to the subject matter hereof.

7.2. Consent to Amendments. This Guaranty (or any amendment hereto) may be amended or any provision hereof may be waived, and the Guarantor may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Guarantor shall obtain the written consent to such amendment, waiver, action or omission to act, of the Required Holder(s), except that that (i) no amendment or waiver of any of the provisions of Section 2 hereof or any defined term (as it is used therein) and (ii) no termination of this Guaranty in its entirety or release of the Guarantor herefrom will be effective unless consented to in writing by the holder or holders of all Notes at the time outstanding. The Guarantor will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof (or any amendment hereto) unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

7.3. Binding Effect, etc. Any amendment or waiver consented to as provided in Section 7.2 hereof applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and the Guarantor without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Guarantor and any holder of Notes nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.

7.4. Notices. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any holder of Notes, addressed to it at the address specified for such communications in Schedule A to the Note Agreement, or at such other address as such holder of Notes shall have specified to the Guarantor or the Company in writing or, if any such other holder shall not have so specified an address to the Guarantor or the Company, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Guarantor or the Company, and (ii) if to the Guarantor, addressed to it at 900 North Tucker Boulevard, St. Louis, Missouri 63101, Attention: Senior Vice President-Finance, or at such other address as the Guarantor shall have specified to the holder of each Note in writing.

7.5. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.6. Successors and Assigns. All covenants and other agreements in this Guaranty shall bind the successors and assigns of the Guarantor and shall inure to the benefit of the successors and assigns of the holders of Notes (including, without limitation, any Transferee) whether so expressed or not.

7.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of an Event of Default or Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holders of Notes to prohibit (through equitable action or otherwise) the taking of any action by the Guarantor or a Subsidiary which would result in an Event of Default or Default.

7.8. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Guaranty required to be satisfactory to any holder of Notes or to the Required Holder(s), the determination of such satisfaction shall be made by such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

7.9. Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

7.10. Governing Law. This Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.

7.11. Consent to Jurisdiction; Waiver of Immunities. The Guarantor hereby irrevocably submits to the jurisdiction of any New York state or Federal court sitting in New York in any action or proceeding arising out of or relating to this Guaranty, and the Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in New York state or Federal court. The Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Guarantor agrees and irrevocably consents to the service of any and all process in any such action or proceeding by the mailing, by registered or certified U.S. mail, or by any other means or mail that requires a signed receipt, of copies of such process to the Guarantor at its address set forth in section 7.4. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 7.11 shall affect the right of any holder of the Notes to serve legal process in any other manner permitted by law or affect the right of any holder of the Notes to bring any action or proceeding against the Guarantor or its property in the courts of any other jurisdiction. To the extent that the Guarantor has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty.

7.12. Waiver of Jury Trial. THE GUARANTOR AND THE HOLDERS OF THE NOTES AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY, THE NOTE AGREEMENT, THE NOTES, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE LENDER/GUARANTOR RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE HOLDERS OF THE NOTES AND THE GUARANTOR EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE HOLDERS OF THE NOTES AND THE GUARANTOR FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed and delivered by its duly authorized officer as of the date first above written to become effective as of such date.

PULITZER INC.

By:	/s/ Carl G. Schmidt
Name:	Carl G. Schmidt
Title:	Treasurer

Schedule 3.3 to

Guaranty Agreement

Litigation

No Material Litigation

Schedule 3.4

Schedule 3.4

to Guaranty Agreement

Outstanding Debt

St. Louis Post-Dispatch LLC has a capitalized lease as of 9/25/2011 in the amount of $569,839.

Schedule 3.4

Schedule 3.7

to Guaranty Agreement

Agreements Restricting Incurrence of Debt

None

Schedule 3.7

Schedule 3.8

to Guaranty Agreement

ERISA

The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), as reflected in the September 25, 2011 actuarial valuation report of the Plans per Generally Accepted Accounting Principles and determined as of September 25, 2011 on the basis of the actuarial assumptions specified for accounting purposes in such report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $38 million in the case of any single Plan and by more than $72 million in the aggregate for all Plans.

Schedule 3.8

Schedule 3.13

to Guaranty Agreement

Subsidiaries of the Guarantor and Ownership of Subsidiary Stock

Organization Name	Percentage Ownership & Ownership Position	Type of Equity Interest	State of Incorporation/ Organization
Pulitzer Technologies, Inc.	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Delaware

St. Louis Post-Dispatch LLC	98.95% subsidiary of Pulitzer Inc.; 1.05% subsidiary of Pulitzer Technologies, Inc.	Percentage Membership Interest	Delaware

Fairgrove LLC	100% wholly-owned subsidiary of St. Louis Post-Dispatch LLC	Percentage Membership Interest	Delaware

STL Distribution Services LLC	98.95% subsidiary of Pulitzer Inc.; 1.05% subsidiary of Pulitzer Technologies, Inc.	Percentage Membership Interest	Delaware

Star Publishing Company	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Arizona

Suburban Journals of Greater St. Louis LLC	100% wholly-owned subsidiary of Pulitzer Inc.	Percentage Membership Interest	Delaware

Pulitzer Network Systems LLC	100% wholly-owned subsidiary of Pulitzer Inc.	Percentage Membership Interest	Delaware

Pulitzer Newspapers, Inc.	100% wholly-owned subsidiary of Pulitzer Inc.	Common Stock	Delaware

Flagstaff Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington

Hanford Sentinel Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington

HomeChoice, LLC	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Percentage Membership Interest	Utah

Kauai Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Schedule 3.13

Organization Name	Percentage Ownership & Ownership Position	Type of Equity Interest	State of Incorporation/ Organization
Napa Valley Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Washington

NVPC LLC	100% wholly-owned subsidiary of Napa Valley Publishing Co.	Percentage Membership Interest	Delaware

NIPC, Inc. f/k/a Northern Illinois Publishing Co., Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Northern Lakes Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

NLPC LLC	100% wholly-owned subsidiary of Northern Lakes Publishing Co.	Percentage Membership Interest	Delaware

Pantagraph Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

HSTAR LLC	100% wholly-owned subsidiary of Pantagraph Publishing Co.	Percentage Membership Interest	Delaware

Pulitzer Missouri Newspapers, Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Pulitzer Utah Newspapers, Inc. (Inactive)	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Delaware

Santa Maria Times, Inc.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Nevada

SHTP LLC	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Percentage Membership Interest	Delaware

Southwestern Oregon Publishing Co.	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	Oregon

SOPC LLC	100% wholly-owned subsidiary of Southwestern Oregon Publishing Co.	Percentage Membership Interest	Delaware

Ynez Corporation	100% wholly-owned subsidiary of Pulitzer Newspapers, Inc.	Common Stock	California

Schedule 3.13

Schedule 5.4

to Guaranty Agreement

Existing Investments

GUARANTOR/SUBSIDIARY	INVESTMENTS
Pulitzer Inc.	98.95% interest in: St. Louis Post-Dispatch LLC STL Distribution Services LLC

100% interest in: Pulitzer Technologies, Inc. Pulitzer Newspapers, Inc. Suburban Journals of Greater St. Louis LLC Pulitzer Network Systems LLC Star Publishing Company

Limited partnership interest in:

    Sandler Capital Partners IV, L.P.

    Sandler Capital Partners IV FTE, L.P.

    Sandler Capital Partners V, L.P.

    Sandler Capital Partners V FTE, L.P.

    Sandler Capital Partners V Germany, L.P.

    21st Century Communications Partners, L.P.

    21st Century Communications T-E Partners, L.P.

    21st Century Communications Foreign Partners, L.P.

    St. Louis Equity Funds, L.P.

Minority interest in: Media Brands, L.L.C.

Pulitzer Technologies, Inc.	1.05% interest in: St. Louis Post-Dispatch LLC STL Distribution Services LLC

St. Louis Post-Dispatch LLC	100% ownership of Fairgrove LLC

Fairgrove LLC	None

STL Distribution Services LLC	None

Suburban Journals of Greater St. Louis LLC	None

Pulitzer Network Systems LLC	None

Pulitzer Newspapers, Inc.	100% interest in: Flagstaff Publishing Co. Hanford Sentinel, Inc. HomeChoice, LLC

Schedule 5.4

    Kauai Publishing Co.

    Napa Valley Publishing Co.

    Northern Lakes Publishing Co.

    Pantagraph Publishing Co.

    Pulitzer Missouri Newspapers, Inc.

    Pulitzer Utah Newspapers, Inc.

    Santa Maria Times, Inc.

    SHTP LLC

    Southwestern Oregon Publishing Co.

    Ynez Corporation

    NIPC, Inc.

Flagstaff Publishing Co.	None

Hanford Sentinel, Inc.	None

HomeChoice, LLC	None

Kauai Publishing Co.	None

Napa Valley Publishing Co.	100% interest in NVPC LLC

NVPC LLC	None

Northern Lakes Publishing Co.	100% interest in NLPC LLC

NLPC LLC	None

Pantagraph Publishing Co.	100% interest in HSTAR LLC

HSTAR LLC	None

Pulitzer Missouri Newspapers, Inc.	None

Pulitzer Utah Newspapers, Inc.	None

Santa Maria Times, Inc.	None

SHTP LLC	None

Southwestern Oregon Publishing Co.	100% interest in SOPC LLC

SOPC LLC	None

Ynez Corporation	None

NIPC, Inc.	None

Star Publishing Company	50% interest in TNI Partners

Schedule 5.4

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed and delivered by its duly authorized officer as of the date first above written to become effective as of such date.

PULITZER INC.

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